EXHIBIT 99.1

Metro One Announces the Signing of a Term Sheet for a Reverse Merger with Leading Virtual Reality Tech Company Inception XR Inc.

SHERIDAN, WY / ACCESSWIRE / December 26, 2023) – Metro One Telecommunications, Inc. (OTC PINK: WOWI) (“Metro One” or the “Company”) announced today the signing of a Non-Binding Term Sheet for a proposed reverse merger with leading virtual reality tech company Inception XR Inc. (“Inception XR”).

Under the Term Sheet, Metro One will form a wholly owned subsidiary in the State of Delaware, which will merge with Inception XR — the surviving entity. Concurrently, the stockholders of Inception XR will become the controlling stockholders of Metro One. The transaction is subject to the execution of a definitive agreement and conditions to closing, which is expected to occur by the end of the first quarter of 2024.

Founded in 2016, Inception XR evolved as an EdTech software house, specializing in immersive media for superior learning outcomes through Virtual Realty, Augmented Realty and 3D web. Inception XR has emerged as one of the leading K-6 providers of immersive, educational content for the telecommunications and publishing industries.

As the COVID-19 pandemic introduced significant challenges for healthcare professionals, Inception XR’s immersive learning platform has expanded to serve the unique conditions in hospitals. A revolutionary approach to healthcare training, Inception XR’s advanced solutions continue to offer medical professionals effective, immersive assessment and training in order to improve clinical and financial outcomes and patients’ wellbeing and safety.

Inception XR’s intuitive language simplifies content complexity and enhances learning effectiveness through realistic and engaging simulations — with new modules in development for a wide range of educational settings. As virtual reality hardware continues to evolve through major players like Meta and Apple, Inception XR’s goal is to become the gold standard for global corporations looking to train employees efficiently and effectively.

Inception XR is expected to reach approximately $4.8 million in revenue in 2023 with positive EBITDA.

Among Inception XR's largest stockholders are prominent Israeli venture capitalist and co-founder Gigi Levy-Weiss, who also serves as its Chairman, co-founder Benny Arbel who serves as its CEO, and German Conglomerate RTL Group.

According to the Term Sheet, the combined valuation of Metro One after the reorganization and new capital raises will be approximately $65 million. As a condition of closing, Metro One will raise $3.6 million, and Inception XR will provide an additional $1.8 million either in the form of working capital or new capital raised, all to be invested in the combined company. Post-merger ownership after and accounting for the capital raises is expected to be split 25% to current Metro One stockholders and debtholders, and 75% to current and new Inception XR stockholders.

The newly proposed board will be comprised of eight members, consisting of 5 members from Inception XR and 3 members from Metro One, with the current CEO of Inception XR, Benny Arbel, becoming CEO of Metro One.

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Commenting on the proposed merger, Nani Maoz, Chairman and CEO of Metro One: "This combination brings substantial value to Metro One's existing and new investors as Inception XR operates in an exciting and fast-growing space quickly becoming mainstream. The publicly listed platform will better position Inception XR to take advantage of small acquisition opportunities, and as a U.S. company, will be closer to the vast U.S. market of corporate training applying its technology. We are especially pleased to have the opportunity to collaborate with the fine management team and the high-caliber stockholders of Inception XR – German Conglomerate RTL Group and Gigi Levy-Weiss who will join our already impressive list of investors and stockholders. This deal, if consummated, will bring a bright future to Metro One as a combined company with current and new shareholders maintaining a significant portion of ownership while assisting Inception XR's expansion efforts".

Benny Arbel, CEO of Inception XR added that "This merger into a public company represents a transformative step for Inception XR. It will not only enable us to accelerate our growth but also to expand our reach and impact in the virtual reality sector. By integrating with Metro One, we're poised to leverage their market presence and enhance our innovative solutions. Our goal is to revolutionize how people learn and train in various industries, making immersive and interactive experiences more accessible and effective than ever before. This partnership marks a significant milestone in our journey towards becoming a global leader in immersive educational technology."

About Metro One

Metro One Telecommunications Inc. ("Metro One") is a public company with its shares listed for trading on OTCMarkets under the trading symbol "WOWI".  Focused on acquiring and operating innovative, cutting-edge technologies with the potential for global reach, Metro One has recently entered into a term sheet for the proposed merger of Inception XR, a company dedicated to improving learning and training outcomes globally, through a cutting edge XR technology platform that makes any educational content come to life for a variety of industries including telecommunications, education, healthcare and publishing.

About Inception XR

Inception XR is dedicated to providing accessible, better methodologies to acquire education or professional training capabilities for any organization seeking to enrich their team or customers with a fun, vivid and effective immersive learning experience. Inception XR technology dramatically improves learning outcomes through unique content powered by augmented reality, virtual reality, and the Inception XR creative language.

For additional information, visit: https://www.inceptionxr.com/.

Forward-Looking Statements

This press release includes “forward-looking statements.” Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation, future capital requirements, regulatory actions or delays and other factors that may cause actual results to be materially different from those described or anticipated by these forward-looking statements. The foregoing list of factors is not exclusive. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact Information:

Jacqueline Danforth

30 North Gould Street Suite 2990

Sheridan, WY 82801

Office: (307) 683-0855

Email: info@metro1telecomm.com

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